Exhibit 10.1

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of October 23, 2018 (the “Effective Date”) by and between NEURX PHARMACEUTICALS LLC, a limited liability company incorporated under the laws of Texas, with its principal place of business at 15 Gazelle Field, San Antonio, TX 78258 (“NeuRx”) and NEOS THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at 2940 N. Hwy 360 Suite 400, Grand Prairie, TX 75050 (“Neos”). NeuRx and Neos are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, NeuRx possesses certain intellectual property related to its proprietary drug candidate, coded by NeuRx as NRX 101;

WHEREAS, Neos is a specialty biopharmaceutical company with substantial resources and expertise in the development, marketing, and commercialization of pharmaceutical products; and

WHEREAS, NeuRx desires to grant Neos an exclusive license, and Neos desires to obtain such license, to Develop, Manufacture and Commercialize Licensed Products on a worldwide basis, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                              “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.2                              “ANDA” means an Abbreviated New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.3                              “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or Governmental Authority having jurisdiction over or related to the subject item.

1.4                              “Business Day” means a day other than Saturday, Sunday or any day that banks in New York, New York are required or permitted to be closed.

1.5                              “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6                              “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.7                              “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of its assets or all of its assets relating to the Licensed Compound and Licensed Products; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction in which an entity or individual, or group of entities and/or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party.

1.8                              “Combination Product” means any pharmaceutical product comprising a Licensed Compound and at least one other active compound or ingredient, either formulated together (i.e., a fixed dose combination) or packaged together and sold for a single price.

1.9                              “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval to promote, market, sell and distribute (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Licensed Products to customers) Licensed Products in the Territory, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (b) scientific and medical affairs.  For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval.  “Commercialize”, “Commercialized”, and “Commercializing” have correlative meanings.

1.10                       “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement related to Licensed Products, the carrying out of such obligations or tasks with a level of efforts and resources that are consistent with the efforts and resources normally used by such Party in the exercise of its reasonable business discretion relating to the development of a potential pharmaceutical product or the commercialization of a pharmaceutical product, in each case owned by it or to which it has exclusive rights, with similar commercial and market potential as the Licensed Product, taking into account all relevant factors, such as patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, and profitability (including pricing and reimbursement).

1.11                       “Completion” means (a) with respect to a Pilot PK Study of a Licensed Product,  the completion, including the availability and delivery by Neos to NeuRx of a written report of such Pilot PK Study, with an outcome indicating that an appropriate pharmacokinetic profile for such Licensed Product can be achieved; and (b) with respect to a Phase 3 Clinical Trial of a Licensed Product, the achievement of the primary endpoint in such clinical trial, including the availability and delivery by Neos to NeuRx of a written report with respect thereto.

1.12                       “Confidential Information” of a Party means all Know-How and other proprietary scientific, marketing, financial, or commercial information that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, under this Agreement; (b) learned by the other Party, in each case pursuant to or in connection with the Parties’ activities under, this Agreement; or (c) disclosed by either Party pursuant to the Confidential Disclosure Agreement between the Parties, dated September 13, 2017 (the “Confidentiality Agreement”).  All information disclosed by a Party under the Confidentiality Agreement shall be deemed the Confidential Information of such Party under this Agreement.  Notwithstanding the foregoing to the contrary, during the Term, Licensed Know-How that is solely related to the Licensed Compound or a Licensed Product will be deemed to be the Confidential Information of Neos.

1.13                       “Control” means, with respect to any material, Know-How, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Know-How or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.

1.14                       “Cover” means, with respect to a claim of a Patent and the Licensed Compound or a Licensed Product, that such claim of such Patent would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such Licensed Compound or Licensed Product (considering claims of patent applications to be issued as then pending).

1.15                       “Data” means any and all scientific, technical and test data pertaining to the Licensed Compound or Licensed Products, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data or any data included in any submissions made in association with an IND or MAA with respect to any Licensed Product, in each case that is Controlled by a Party or its Affiliates.

1.16                       “Develop” means all actions directed to obtaining, maintaining or expanding Regulatory Approval(s) for a Licensed Product, including to research, develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Licensed Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies and all related activities, including work on new formulations, new methods of treatment and CMC activities, including new manufacturing methods.  “Developing” and “Development” have correlative meanings.

1.17                       “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.18                        “EMA” means the European Medicines Agency or any successor entity.

1.19                       “Executive Officer” means, with respect to NeuRx, its President and Chief Executive Officer, and with respect to Neos, its Chief Executive Officer.

1.20                       “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.21                       “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.22                       “Field” means the treatment, prevention and diagnosis of any and all diseases and conditions.

1.23                       “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by or on behalf of Neos or any of its Affiliates to a Third Party for end use or consumption of a Licensed Product in a given country in the Territory after Regulatory Approval has been granted with respect to such Licensed Product in such country.

1.24                       “Generic Competition” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that, in a given Calendar Quarter, one or more Third Parties is selling a Generic Product to such Licensed Product in such country.

1.25                       “Generic Product” means with respect to a Licensed Product, any product that contains the same active compound(s) or ingredient(s) as such Licensed Product and that is sold under an approved MAA granted by a Regulatory Authority to a Third Party that is not a Sublicensee of Neos or its Affiliates and did not obtain such product in a chain of distribution that includes any of Neos, its Affiliates, or Sublicensees.

1.26                       “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.27                       “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.28                       “GMP” or “Good Manufacturing Practices” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

1.29                       “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.30                       “ICH” means International Conference on Harmonisation.

1.31                       “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.32                       “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) may be filed with a Regulatory Authority.

1.33                       “Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.

1.34                       “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, employees, agents or independent contractors (and with respect to Neos, its Sublicensees), including all rights, title and interest in and to the intellectual property rights therein. For clarity, Inventions shall exclude Data.

1.35                       “Know-How” means any information, including discoveries, improvements, modifications, processes, methods, techniques, protocols, formulas, Data, inventions, know-how, trade secrets and results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety data, dosage regimens, control assays, and product specifications.

1.36                       “Licensed Compound” means (a) NeuRx’s proprietary compound designated as NRX 101, as specifically described in Exhibit B and (b) any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of the foregoing.

1.37                       “Licensed Know-How” means all Know-How Controlled by NeuRx or its Affiliates as of the Effective Date or during the Term (other than as a result of a license from Neos) that is necessary or reasonably useful for Neos’s Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in the Field, including Inventions owned by NeuRx.

1.38                       “Licensed Patent” means any Patent that (a) is Controlled by NeuRx or its Affiliates as of the Effective Date or at any time during the Term (other than as a result of a license from Neos), and (b) Cover or claim any Licensed Compound or Licensed Product, or the manufacture, use, offer for sale, sell or import of any Licensed Compound or Licensed Product.  The list of Licensed Patents as of the Effective Date is attached hereto as Exhibit A.  Licensed Patents include: (i) all Patents claiming any NeuRx Sole Invention, (ii) all Patents claiming NeuRx’s interest in all Joint Patents in the Territory and (iii) any Patents prepared or filed by Neos that claim Licensed Know-How after the Effective Date.

1.39                       “Licensed Product” means any pharmaceutical product containing a Licensed Compound, alone or with other active ingredients, in all forms, presentations, formulations and dosage forms.

1.40                       “Licensed Technology” means, collectively, the Licensed Know-How and Licensed Patents.

1.41                       “Manufacture” means all activities and processes related to the manufacturing of a Licensed Compound or Licensed Product, or any component or intermediate thereof, including manufacturing of finished Licensed Product for Development and Commercialization, labeling, packaging, in-process and finished Licensed Product testing, release of Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Licensed Compound or Licensed Product, and ongoing stability tests and regulatory activities related to any of the foregoing. Where the context so requires, Manufacture shall also include obtaining Licensed Compound or Licensed Product from contract manufacturers. When used as a verb, to “Manufacture” means to engage in Manufacturing activities.

1.42                       “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction, including an NDA or ANDA in the U.S.

1.43                       “NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.44                       “Neos Patents” means all Patents that Neos or its Affiliates Control as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory. Neos Patents include: (a) all Patents claiming any Neos Sole Invention and (b) all Patents claiming Neos’s interest in all Joint Patents in the Territory.

1.45                       “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Neos and its Affiliates and Sublicensees for sales of such Licensed Product to unaffiliated Third Parties, less the following deductions provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(a)                                 reasonable cash, trade or quantity discounts, charge-back payments, administrative fees, distribution fees, incentive fees, reimbursements, rebates or similar payments actually granted to wholesalers or other distributors, trade customers, health care insurance carriers, managed health care organizations, pharmaceutical benefit managers, pharmacy providers (including chain pharmacies, specialty pharmacies and mail order pharmacies), group purchasing organizations and national, state, or local government, or their agencies, purchasers or reimbursers;

(b)                                 credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Licensed Product, including in connection with recalls, overstocked or expired Licensed Product, and the actual amount of any write-offs for bad debt (provided that any amount subsequently recovered will be treated as Net Sales);

(c)                                  retroactive price reductions, savings offers or billing errors with respect to sales of such Licensed Product that are actually allowed or granted;

(d)                                 freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of such Licensed Product;

(e)                                  taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on the sale of such Licensed Product, including VAT, excise taxes and sales taxes;

(f)                                   amounts payable to pharmacies or patients in connection with co-pay assistance cards or similar forms of rebate directly related to the prescribing of such Licensed Product; and

(g)                                 such other deductions as are reasonable and customary for the sales of such Licensed Product by Neos and its Affiliates and Sublicensees.

Notwithstanding the foregoing, amounts received or invoiced by Neos or its Affiliates or Sublicensees for the sale of such Licensed Product among Neos and its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.  For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced or delivered, whichever is later.  Net Sales shall be accounted for in accordance the selling party’s standard practices in the relevant country in the Territory.

Notwithstanding the foregoing, “Net Sales” shall not include any amounts invoiced for sales of Licensed Products supplied for use in testing, clinical trials or for charitable use.

If a Licensed Product is sold as part of a Combination Product, then Net Sales for such product shall be determined by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Licensed Product when sold separately in finished form, and B is the weighted average sale price of the other active compound or ingredient in the Combination Product sold separately in finished form.

If the weighted average sale price of a Licensed Product can be determined but the weighted average sale price of the other active compound or ingredient in the Combination Product cannot be determined, then Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

If the weighted average sale price of the other active compounds or ingredients in the Combination Product can be determined but the weighted average sale price of such Licensed Product cannot be determined, Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the other active compound or ingredient in the Combination Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

If the weighted average sale price of both a Licensed Product and the other active compound or ingredient in the Combination Product cannot be determined, then Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction 1 / D where D is the number of active compounds or ingredients in the Combination Product including the Licensed Product.

1.46                       “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.47                       “Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Regulatory Approval of a Licensed Product, as described in 21 CFR § 312.21(c) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory.

1.48                       “Pilot PK Study” means, with respect to a Licensed Product, a pilot clinical study conducted to determine whether an appropriate pharmacokinetic profile for a Licensed Product, as identified by the JSC, can be achieved.

1.49                       “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.50                       “Regulatory Approval” means all approvals, including MAAs, necessary or useful for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction (which, for clarity, shall always include Pricing Approvals and reimbursement approvals).

1.51                       “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.52                       “Regulatory Documentation” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction, including any IND, MAA, Regulatory Approval, manufacturing data and drug master files.

1.53                       “Regulatory Exclusivity” means marketing or data exclusivity conferred by a Regulatory Authority in a country or jurisdiction in the Territory on the holder of an approved MAA for a pharmaceutical product in such country or jurisdiction, including regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity or pediatric exclusivity.

1.54                       “Sublicensee” means any Third Party granted a sublicense by Neos to the rights licensed to Neos under Section 2.1(a).

1.55                       “Sublicensing Revenue” means all (i) cash upfront payments and (ii) milestone payments to the extent allocable for a sublicense to the Licensed Technology and payable for the Development or Commercialization of Licensed Products by the Sublicensee that are paid to Neos by any Sublicensee to the extent in consideration for the grant of a Sublicense, but excluding the following payments:

(a)                                 payments made in consideration for the issuance of equity or debt securities of Neos to the extent not exceeding the fair market value thereof;

(b)                                 amounts received in connection with a sale or Change of Control of Neos;

(c)                                  that portion of payments for direct or fully burdened expenses associated with research, development or manufacturing activities to the extent not exceeding the fair market value for such research, development or manufacture;

(d)                                 royalties, profit-share payments or other payments based on sales of Licensed Products by the Sublicensee;

(e)                                  milestone payments associated with the Development or Commercialization of Licensed Products by the Sublicensee, relating to the achievement of a development event for which a milestone payment is payable as provided in Section 8.2 below (for clarity, as the milestone payments contemplated by Section 8.2 apply only to achievement of each specified development event by the first Licensed Product, milestone payments made by a Sublicensee in connection with achievement of such development event by a subsequent Licensed Product shall be included in Sublicensing Revenue);

(f)                                   payment or reimbursement of reasonable patent expenses actually incurred or paid by Neos and not otherwise reimbursed;

(g)                                 payment or reimbursement of expenses associated with the sale or transfer of any priority review voucher or other regulatory rights with respect to Licensed Products; and

(h)                                 payments for manufacture or supply of Licensed Products by or on behalf of, or for resale by, the Sublicensee, to the extent not exceeding the fair market value therefor.

1.56                       “Territory” means all countries of the world.

1.57                       “Third Party” means any entity other than NeuRx or Neos or an Affiliate of either of them.

1.58                       “U.S.” means the United States of America, including all possessions and territories thereof.

1.59                       “USPTO” means the United States Patent and Trademark Office or any successor entity thereto.

1.60                       “Valid Claim” means (a) a claim of an issued, unexpired patent within the Licensed Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision; or (b) a claim of any patent application within the Licensed Patents that is pending as of the Effective Date, or that claims priority from a Licensed Patent that is pending as of the Effective Date, if the effective priority date for such claim is less than five (5) years prior to the then-current date.

1.61                       Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below.

Definition	Section
Agreement	Preamble
Bankrupt Party	15.2(a)
Claims	11.1
Confidentiality Agreement	1.12
Development Plan	4.2
Development Services Agreement	4.4
Dispute	14.1
Effective Date	Preamble
Federal Arbitration Act	14.2
Indemnified Party	11.3
Indemnifying Party	11.3
Initial Transfer Plan	2.2(a)
JAMS Rules	14.2
Joint Inventions	9.1(c)
Joint Patents	9.1(c)

Joint Steering Committee/JSC	3.1(a)
Manufacturing Transfer Period	6.2(a)
Neos	Preamble
Neos Indemnitees	11.1
Neos Sole Inventions	9.1(c)
NeuRx	Preamble
NeuRx Indemnitees	11.2
NeuRx Manufacturing Know-How	6.2(a)
NeuRx Sole Inventions	9.1(c)
Party/Parties	Preamble
Post-Phase 3 Termination for Convenience	13.2
Post-Phase 3 Termination for Material Breach	13.3(a)
Pre-Phase 3 Termination for Convenience	13.2
Pre-Phase 3 Termination for Material Breach	13.3(a)
Product Data	9.1(b)
Product Infringement	9.4(a)
Remedial Action	5.3
Reverted Product	13.4(a)(i)
Royalty Term	8.3(b)
SEC	12.4(d)
Sublicense	2.1(b)
Term	13.1
Third Party Infringement Claim	9.5
Title 11	5.2(a)
Upfront Fee	8.1

ARTICLE 2
LICENSE GRANTS

2.1                              License to Neos for Licensed Products.

(a)                                 License to Neos.  NeuRx hereby grants Neos an exclusive (even as to NeuRx), royalty-bearing license, with the right to sublicense through multiple tiers in accordance with Section 2.1(b), under the Licensed Technology to research, Develop, Manufacture, make, have made, use, distribute, sell, have sold, offer for sale, import, export and otherwise Commercialize Licensed Products in the Field in the Territory.

(b)                                 Sublicenses.  Neos shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.1(a) to its Affiliates and to Third Parties, in each case without the prior written consent of NeuRx.  Each agreement in which Neos grants a sublicense under any Licensed Technology (“Sublicense”) shall be consistent with the terms and conditions of this Agreement and shall provide that the Affiliate or Sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Neos is bound thereby.  Neos shall provide NeuRx with a copy of each Sublicense, promptly following its execution, so that NeuRx can confirm compliance with the terms of this Agreement; provided that, Neos may redact from each Sublicense any terms that are not reasonably relevant to confirm Neos’s compliance with the terms of this Agreement.

2.2                              Initial Transfer of Know-How.

(a)                                 Promptly following the Effective Date, the Parties shall agree in writing on a plan for the transfer to Neos of the Licensed Know-How (including the Data therein) Controlled by NeuRx or its Affiliates as of the Effective Date as described in the plan attached hereto as Exhibit C (the “Initial Transfer Plan”) (which, for clarity, shall include transfer of Regulatory Documentation in accordance with Section 5.2).

(b)                                 As soon as practical and pursuant to the Initial Transfer Plan, NeuRx shall commence disclosing and making available to Neos the Licensed Know-How listed in the Initial Transfer Plan, according to the timeline set forth in the Initial Transfer Plan, and NeuRx shall use diligent efforts to complete such transfer no later than thirty (30) days after the Effective Date, unless otherwise noted in the Initial Transfer Plan.

(c)                                  The Parties shall cooperate with each other in good faith to enable a smooth transfer of the Licensed Know-How to Neos.  Upon Neos’s reasonable request, NeuRx shall provide reasonable technical assistance, including making appropriate employees available to Neos at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Neos to understand and use the Licensed Know-How in connection with Neos’s Development of the Licensed Compound or Licensed Products.

(d)                                 If (i) one or both Parties become aware of any Licensed Know-How that was Controlled by NeuRx as of the Effective Date but was not transferred to Neos under the Initial Transfer Plan but should have been; or (ii) one or both Parties become aware of Licensed Know-How that first came within the Control of NeuRx after the Effective Date; then, in each case of (i) and (ii), NeuRx shall promptly upon identifying any such Licensed Know-How disclose and transfer such Licensed Know-How to Neos, and NeuRx shall provide reasonable technical assistance, including making appropriate employees available to Neos at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Neos to understand and use such Licensed Know-How in connection with Neos’s Development of the Licensed Compound or Licensed Products.

(e)                                  NeuRx shall, at Neos’s reasonable request, use Commercially Reasonable Efforts to make such introductions and facilitate discussions with contract research organizations, CMOs and other Third Parties that have performed services related to the Licensed Compound or Licensed Products on behalf of NeuRx in order for Neos to evaluate and potentially contract for such Third Parties’ services.

2.3                              No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

ARTICLE 3
GOVERNANCE

3.1                              Joint Steering Committee.

(a)                                 Formation and Role.  Promptly, and in any event within ten (10) Business Days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate and oversee the Parties’ activities under this Agreement through the completion of all activities under the Development Plan.  The role of the JSC shall be to manage, review and discuss the Parties’ activities with respect to the Development of the Licensed Compound and Licensed Products, including the determination of appropriate pharmacokinetic profiles to be pursued with respect to the Licensed Compound.  For that purpose and to the extent reasonably necessary, the JSC will:

(i)                                    review, discuss and approve of the initial Development Plan pursuant to Section 4.2, including the identification of appropriate pharmacokinetic profiles to be pursued, and any proposed material amendments or revisions to the then-current Development Plan;

(ii)                                coordinate the activities of the Parties under the Development Plan, including facilitating communications and discussions between the Parties with respect to the Development of the Licensed Compound and Licensed Products under the Development Plan;

(iii)                            oversee technology transfer from NeuRx to Neos, pursuant to Sections 2.2 and 6.2; and

(iv)                             perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JSC shall have only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement.

(b)                                 Members.  Each Party shall initially appoint one (1) representative to the JSC, each of whom will be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC may change its size from time to time by mutual consent of its members, and each Party may replace its representative at any time upon written notice to the other Party.  The JSC shall have a chairperson, who shall be selected by Neos.  The role of the chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c)                                  Meetings.  The JSC shall meet at least one (1) time per Calendar Quarter, unless the Parties mutually agree in writing to a different frequency for such meetings.  Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than five (5) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.  No later than ten (10) Business Days prior to any regularly scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JSC may meet in person, by videoconference or by teleconference.  Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.  The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings.  The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within ten (10) Business Days after each JSC meeting.  Such minutes shall be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(d)                                 Decision Making.  The JSC shall act by consensus.  The representatives from each Party will have, collectively, one (1) vote on behalf of that Party.  The JSC shall strive to seek consensus in its actions and decision making process.  If the JSC is unable to reach consensus on any issue for which it is responsible within thirty (30) days after first considering such issue, then Neos’s JSC representatives shall have the right to decide such matter; provided that Neos’s JSC representatives shall not have the right to amend the Development Plan in a manner that imposes Development obligations on NeuRx beyond those set forth in the then-current Development Plan without NeuRx’s written agreement to the scope of such Development obligations.  For clarity, Neos’s JSC representatives may exercise their final decision-making authority at the JSC to amend the Development Plan in a manner that does not impose additional Development obligations on NeuRx without NeuRx’s written agreement.

3.2                              Discontinuation of Participation on a Committee.  The JSC shall continue to exist until the completion of all activities set forth in the Development Plan, at which time the JSC shall automatically disband.

ARTICLE 4
DEVELOPMENT

4.1                              Overview.  Subject to the terms and conditions of this Agreement, except as expressly set forth otherwise, as between the Parties, Neos shall be solely responsible for the Development of the Licensed Compound and Licensed Products in the Field in the Territory, and shall bear all costs and expenses in connection therewith after the Effective Date.

4.2                              Initial Development Plan and Amendments.  The Parties shall, through the JSC, use good faith efforts to agree upon an initial development plan within thirty (30) days after the Effective Date (and in any event, no later than ninety (90) days after the Effective Date), which plan shall describe (i) the proposed overall program of Development for Licensed Products in the Territory; (ii) appropriate pharmacokinetic profiles to be pursued with respect to the Licensed Compound; (iii) the anticipated tasks and responsibilities of Neos under the Development program and related timelines for such tasks and responsibilities; and (iv) a detailed budget for all such activities (the “Development Plan”).  From time to time (at least on an annual basis), the JSC shall prepare amendments, as appropriate, to the then-current Development Plan.  Once approved by the JSC, each updated or amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JSC. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

4.3                              Development Standards of Conduct.  Neos shall use Commercially Reasonable Efforts to perform the tasks assigned to it in the Development Plan in a timely and effective manner with respect to Licensed Products in the Field in the U.S. Neos shall conduct its activities under the Development Plan in a good scientific manner and in compliance in all material respects with all Applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP.

4.4                              Development by NeuRx.  Upon Neos’s written request, NeuRx shall enter into a development services agreement with Neos on terms to be mutually agreed upon, for the performance of specific Development activities under this Agreement (the “Development Services Agreement”).  The Development Services Agreement shall set forth, among other things, the specific Development activities to be performed by NeuRx, the timetable for performance of such activities and delivery of any deliverables specified in such agreement and the compensation to be paid by Neos for the performance of such activities. In addition, any Development Services Agreement executed by the Parties shall include the provisions of Sections 4.3 and 4.5 as applied to NeuRx, mutatis mutandis.

4.5                              Records and Reports; Data.  Neos shall use Commercially Reasonable Efforts to maintain complete and accurate records of all Development activities conducted by it hereunder, in good scientific manner appropriate for regulatory and patent purposes.  Neos shall update the JSC with respect to the status, progress and results of Neos’s Development activities under the Development Plan at each regularly scheduled JSC meeting.

4.6                              Subcontractors.  Neos may engage subcontractors for the performance of its obligations under the Agreement, provided that: (a) Neos shall remain responsible for the work allocated to, and payment to, such subcontractors as it selects to the same extent it would if it had done such work itself; and (b) the subcontractor shall undertake in writing obligations of confidentiality and non-use regarding Confidential Information of NeuRx that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof.

ARTICLE 5
REGULATORY

5.1                              Regulatory Responsibilities.  Neos shall be solely responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including: (a) the preparation, filing and maintenance of relevant Regulatory Documentation with the Regulatory Authorities, (b) pharmacovigilance requirements for any Licensed Product and (c) recalls of any Licensed Product sold by or on behalf of Neos or its Affiliates or Sublicensees.  Except as requested by Neos in writing, NeuRx shall not communicate with any Regulatory Authority with respect to the Licensed Compound or Licensed Products, unless so required to comply with Applicable Laws, in which case NeuRx shall promptly notify Neos of such requirement under Applicable Laws and, to the extent practicable and permitted under Applicable Laws, shall submit any proposed communication to Neos for prior approval or, if not practicable or permitted, shall provide Neos with a copy or summary thereof as soon as reasonably practicable thereafter.

5.2                              Regulatory Documentation; Regulatory Approvals.  NeuRx shall and hereby does assign to Neos all Regulatory Documentation and Regulatory Approvals related to the Licensed Compound or any Licensed Product, and promptly following the Effective Date (but in no event later than ten (10) days thereafter), NeuRx shall take all actions reasonably requested by Neos to effect and evidence such assignment.  Neos shall prepare and submit all Regulatory Documentation for the Licensed Compound and Licensed Products in the Field in the Territory to applicable Regulatory Authorities and shall own all such Regulatory Documentation.  Upon reasonable advance request by Neos, NeuRx shall provide Neos with, or provide Neos access to, all raw data underlying or referenced in, any Regulatory Documentation, to the extent not provided as part of the transfer contemplated under Section 2.2; provided, however, that if NeuRx is not able under Applicable Laws to provide access to Neos to such raw data, and if such data is required or requested by any Regulatory Authority, NeuRx shall provide such raw data directly to such Regulatory Authority on Neos’s behalf upon request of Neos.

5.3                              Remedial Actions.  Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Licensed Product may be subject to any recall, corrective action, or other regulatory action with respect to the Licensed Product taken by virtue of Applicable Laws (a “Remedial Action”).  The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action

ARTICLE 6
MANUFACTURING

6.1                              Manufacturing Responsibilities.  Subject to Section 6.2 or as otherwise set forth in the Initial Transfer Plan, as between the Parties, Neos shall be solely responsible for all preclinical, clinical, and commercial Manufacture and supply of Licensed Compound and/or Licensed Products for all uses under this Agreement, at its sole expense.  Neos may conduct such manufacturing activities itself or through a CMO, subject to Section 4.6.

6.2                              Manufacturing Technology Transfer. In order to enable Neos or its CMO to manufacture Licensed Compound and/or Licensed Products, NeuRx shall perform or facilitate technology transfer to Neos or its CMO as set forth below:

(a)                                 During a mutually agreed time period of no greater than ninety (90) days (the “Manufacturing Transfer Period”), NeuRx shall, to the extent not provided as part of the transfer contemplated under Section 2.2, make available and transfer to Neos, at NeuRx’s sole cost, copies of such Licensed Know-How, any contracts with a Third Party manufacturer of the Licensed Compound or any Licensed Product (on Neos’s request and to the extent assignable) and any tangible materials Controlled by NeuRx or its Affiliates as of the Effective Date, that are necessary or useful in the Manufacture of the Licensed Compound and/or Licensed Products, including such Licensed Know-How or materials which, prior to the Effective Date, were being used by NeuRx or its Affiliates to Manufacture or have Manufactured the Licensed Compound and/or Licensed Products (the “NeuRx Manufacturing Know-How”), solely for Neos or its CMO to Manufacture or have Manufactured the Licensed Compound and/or Licensed Products in accordance with the terms and conditions of this Agreement. The Parties shall cooperate with each other in good faith to enable a smooth transfer of such Licensed Know-How and materials to Neos during the Manufacturing Transition Period.

(b)                                 During the Manufacturing Transfer Period, upon Neos’s request and subject to Neos’s agreement to pay NeuRx’s cost for time and materials, NeuRx shall provide reasonable technical assistance to Neos, its Affiliates or CMOs, including making a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, place (both on site and otherwise) and frequency, to assist in the transfer and demonstration of the NeuRx Manufacturing Know-How such that Neos (or its Affiliate, CMO, as applicable) is capable of understanding and using such NeuRx Manufacturing Know-How in connection with the Manufacture of the Licensed Compound and/or Licensed Products.  After the Manufacturing Transfer Period, if (i) one or both Parties become aware of any NeuRx Manufacturing Know-How or materials that were Controlled by NeuRx as of the Effective Date but were not transferred to Neos; or (ii) one or both Parties become aware of NeuRx Manufacturing Know-How or materials that first came within the Control of NeuRx after the Effective Date; then, in each case of (i) and

(ii), NeuRx shall promptly upon identifying any such NeuRx Manufacturing Know-How or materials disclose and transfer such NeuRx Manufacturing Know-How or materials to Neos (or its Affiliate, CMO, as applicable), and NeuRx shall provide reasonable technical assistance, in accordance with Section 2.2, mutatis mutandis, in connection with Neos’s (or its Affiliates’ or CMO’s, as applicable) Manufacture of the Licensed Compound and/or Licensed Products.

ARTICLE 7
COMMERCIALIZATION

7.1                              Commercialization Responsibilities.  Neos will have the exclusive right to conduct, and be solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Territory.  As between the Parties, Neos shall bear all of its costs and expenses incurred in connection with such Commercialization activities after the Effective Date.

7.2                              Commercial Diligence.  Neos shall use Commercially Reasonable Efforts to perform its Commercialization obligations with respect to Licensed Products in the Field in the U.S. following Regulatory Approval of such Licensed Product in the U.S.

ARTICLE 8
COMPENSATION

8.1                              Upfront Payment.  Neos shall make a one-time upfront payment of one hundred seventy five thousand Dollars ($175,000) (the “Upfront Fee”) to NeuRx within ten (10) Business Days following the Effective Date.

8.2                              Development Milestone Payments.  Neos shall make each of the following one-time development milestone payments to NeuRx upon the achievement by Neos or its Affiliates or Sublicensees of the following development events.  Neos shall provide NeuRx with prompt written notice of the achievement of each development milestone and will make the corresponding payment to NeuRx within thirty (30) days after the achievement of such milestone.

Development Milestone Event	Milestone Payment
Receipt of notice of allowance by the USPTO for the first Licensed Patent	Two hundred thousand Dollars ($200,000)
Completion of the first Pilot PK Study of a Licensed Product in the Field that meets the PK profile as defined by the JSC in the Development Plan	Two hundred fifty thousand Dollars ($250,000)
Initiation of a Phase 3 Clinical Trial of a Licensed Product for a first Indication in the Field	Two hundred fifty thousand Dollars ($250,000)
Completion of a Phase 3 Clinical Trial of a Licensed Product for a first Indication in the Field	Two hundred fifty thousand Dollars ($250,000)
Initiation of a Phase 3 Clinical Trial of a Licensed Product for a second Indication in the Field	Two hundred fifty thousand Dollars ($250,000)
Completion of a Phase 3 Clinical Trial of a Licensed Product for a second Indication in the Field	Two hundred fifty thousand Dollars ($250,000)
Approval by the FDA of the first NDA of a Licensed Product for a first Indication in the Field	Two million Dollars ($2,000,000)
Approval by the FDA of the first NDA of a Licensed Product for a second Indication in the Field	Two million Dollars ($2,000,000)

Each milestone payment is payable one time only, regardless of the number of times the corresponding event is achieved by a Licensed Product and regardless of the number of Licensed Products to achieve such event.

8.3                              Royalties.

(a)                                 Royalty Rates.  Subject to Sections 8.3(b)-(e), Neos shall pay to NeuRx royalties on aggregate annual Net Sales of all Licensed Products in the Field in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all Licensed Products in the Territory in each Calendar Year.

Royalty Tier	Annual Net Sales of Licensed Products in the Territory	Royalty Rate
1	For that portion of annual aggregate Net Sales of Licensed Products less than or equal to one hundred million Dollars ($100,000,000)	7%
2	For that portion of annual aggregate Net Sales of Licensed Products greater than one hundred million Dollars ($100,000,000) and less than or equal to two hundred fifty million Dollars ($250,000,000)	9%
3	For that portion of annual aggregate Net Sales of Licensed Products greater than two hundred fifty million Dollars ($250,000,000)	11%

For example, if aggregate annual Net Sales of all Licensed Products in the Territory is $550 million, then royalties payable by Neos equal (7% of $100 million) + (9% of $150 million) + (11% of $300 million) = $53.5 million.

(b)                                 Royalty Term.  Royalties shall be paid under this Section 8.3, on a country-by-country and Licensed Product-by-Licensed Product basis, during the period of time beginning on the First Commercial Sale of such Licensed Product in such country and continuing until the later of: (i) the expiration of the last-to-expire Valid Claim in any Licensed Patent in such country that Covers such Licensed Product in such country; and or (ii) expiration of Regulatory Exclusivity of such Licensed Product in such country (the “Royalty Term”).

(c)                                  Royalty Adjustment for Third Party License Payments.  If Neos, its Affiliate, or Sublicensee, in its reasonable judgment, is required or determines it is reasonably useful to obtain from a Third Party a license under any Patent or Know-How to make, have made, use, offer for sale, sell or import any Licensed Product in the Field in any country in the Territory, then the amount of royalties payable under Section 8.3(a) shall be reduced by up to fifty percent (50%) of the amount of such payments to such Third Party on account of the sale of the Licensed Products in such country, but in no event shall the amount of royalties otherwise payable under Section 8.3(a) be reduced as a result thereof by more than fifty percent (50%). Neos may carry forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing proviso.

(d)                                 Royalty Adjustment for Generic Competition.  If there is Generic Competition for a particular Licensed Product in such country in a Calendar Quarter, the royalties payable to NeuRx on the sales of such Licensed Product in such country in such Calendar Quarter shall be reduced by fifty percent (50%); provided that, in the event that the unit sales of all Generic Products to such Licensed Product in such country in such Calendar Quarter equal or exceed ten percent (10%) of the sum of unit sales of such Licensed Product and unit sales of all such Generic Products to such Licensed Product in such country, then the royalties payable to NeuRx on the sales of such Licensed Product in such country in such Calendar Quarter shall be further reduced by seventy fifty percent (75%). All such determinations of unit sales shall be based upon a mutually acceptable calculation method using market share data provided by a reputable and mutually agreed upon provider, such as IMS Health.

(e)                                  Royalty Reports and Payments.  All amounts payable to NeuRx pursuant to this Section 8.3 shall be paid in Dollars within forty five (45) days after the end of each Calendar Quarter with respect to Net Sales in such Calendar Quarter.  Each payment of royalties due to NeuRx shall be accompanied by a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) Net Sales in the Territory; (ii) a calculation of the royalty payment due on Net Sales in the Territory; and (iii) the exchange rates used.

8.4                              Sublicensing Revenue. In the event that within four (4) years following the Effective Date Neos grants a Sublicense to one or more Sublicensees under the Licensed Technology, Neos shall pay to NeuRx ten percent (10%) of any Sublicensing Revenue received by Neos from such Sublicensees.

8.5                              Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in Dollars.  When conversion of payments from any currency other than Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Calendar Quarter in which the applicable sales were made.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by NeuRx, unless otherwise specified in writing by NeuRx.

8.6                              Late Payments.  If any undisputed payment due is not paid by the due date, NeuRx may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to the rate of prime (as reported in The Wall Street Journal, Eastern U.S. Edition) plus two percentage points or the maximum rate allowable by Applicable Law, whichever is less.

8.7                              Records; Audits.  Neos and its Affiliates and Sublicensees will maintain complete and accurate records in sufficient detail to permit NeuRx to confirm the accuracy of the calculation of royalty payments.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the Calendar Year to which they pertain for examination, not more often than once each Calendar Year, by an independent certified public accountant selected by NeuRx and reasonably acceptable to Neos, for the sole purpose of verifying the accuracy of the financial reports furnished by Neos pursuant to this Agreement.  Any such auditor shall not disclose Neos’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Neos or the amount of payments due by Neos to NeuRx under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report.  NeuRx shall bear the full cost of such audit unless such audit discloses an underpayment by Neos of more than five percent (5%) of the amount due, in which case Neos shall bear the full cost of such audit.

8.8                              Taxes.

(a)                                 Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)                                 Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Neos to NeuRx under this Agreement.  To the extent Neos is required to deduct and withhold taxes on any payment to NeuRx, Neos shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to NeuRx an official tax certificate or other evidence of such withholding sufficient to enable NeuRx to claim such payment of taxes.  NeuRx shall provide Neos any tax forms that may be reasonably necessary in order for Neos not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1                              Ownership

(a)                                 Existing Intellectual Property. As between the Parties, and except as expressly set forth herein, each Party shall retain sole ownership of any Patents, Know-How and other intellectual property Controlled by such Party or its Affiliates as of the Effective Date, or developed or acquired by such Party or its Affiliates outside of the performance of this Agreement and without use of the other Party’s Confidential Information

(b)                                 Data.  All Data generated in connection with any Development, regulatory, Manufacturing or Commercialization activities with respect to the Licensed Compound or any Licensed Product, whether conducted solely by employees, agents, or independent contractors of Neos or of NeuRx, or jointly by employees, agents or independent contractors of each Party (the “Product Data”) shall be the sole and exclusive property of Neos. NeuRx shall and hereby does assign to Neos all of its, its Affiliates’ and their respective employees, agents or contractors’ right, title and interest in any Product Data, and NeuRx shall, and shall ensure that its, its Affiliates and their respective employees, agents or contractors shall take all actions reasonably requested by Neos to effect and evidence such assignment.

(c)                                  Ownership of Inventions.  All Inventions invented solely by one Party or its Affiliates shall be owned solely by such Party (“NeuRx Sole Inventions” or “Neos Sole Inventions” as the case may be), and any Invention invented jointly by the Parties or their Affiliates shall be owned jointly by the Parties (“Joint Inventions”), but shall be deemed to be Neos’s Confidential Information as and to the extent they relate to the Licensed Compound or any Licensed Product. All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents”.  Subject to the licenses granted herein, each Party may license and otherwise exploit its interest in and to the Joint Inventions and Joint Patents arising therefrom, anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party (and to the extent that such consent is required by Applicable Law, such consent is hereby granted), provided that neither Party may assign any Joint Invention or Joint Patent to any Third Party without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d)                                 Disclosure of Inventions.  NeuRx shall promptly disclose to Neos all NeuRx Sole Inventions relating to the Licensed Compound and all Joint Inventions, including any invention disclosures or other similar documents submitted to NeuRx by its and its Affiliates’

employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable requests from Neos for additional information relating to such Inventions.

(e)                                  Inventorship. Inventorship of Inventions shall be determined by application of U.S. patent laws pertaining to inventorship.

9.2                              Patent Prosecution and Maintenance.

(a)                                 Neos Patents.  From and after the Effective Date, Neos shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings, derivation proceedings, reexaminations, inter partes review before the U.S. Patent and Trademark Office and post-grant review proceedings) and maintenance of all Neos Patents (other than Joint Patents) in the Territory, at its sole cost and expense and by counsel of its own choice.

(b)                                 Licensed Patents.

(i)                                    Neos shall have the first right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings, derivation proceedings, reexaminations, and inter partes review before the U.S. Patent and Trademark Office, and post-grant review proceedings) and maintenance of all Licensed Patents and all Joint Patents in the Territory, at Neos’s sole cost and expense and by counsel selected by Neos and reasonably acceptable to NeuRx.  Neos shall keep NeuRx reasonably informed of the status of Licensed Patents and Joint Patents and shall promptly provide NeuRx with all material correspondence received from any patent authority in connection therewith.  In addition, Neos shall promptly provide NeuRx with drafts of all proposed material filings and correspondence to any patent authority with respect to the Licensed Patents or Joint Patents for NeuRx’s review and comment prior to the submission of such proposed filings and correspondence.  Neos shall consider in good faith NeuRx’s comments prior to submitting such filings and correspondence, provided that NeuRx provides such comments within fourteen (14) days (or a shorter period reasonably designated by Neos if fourteen (14) days is not practicable given the filing deadline) of receiving the draft filings and correspondence from Neos.

(ii)                                If Neos desires to abandon or cease prosecution or maintenance of any Licensed Patent or any Joint Patent, Neos shall provide reasonable prior written notice to NeuRx of such intention to abandon (which notice shall, to the extent possible, be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office).  In such case, upon NeuRx’s written election provided no later than thirty (30) days after such notice from Neos, NeuRx may assume prosecution and maintenance of such Licensed Patent or Joint Patent at NeuRx’s expense.  If NeuRx does not provide such election within thirty (30) days after such notice from Neos, Neos may, in its sole discretion, continue prosecution and maintenance of such Licensed Patent or Joint Patent or discontinue prosecution and maintenance of such Patent.

9.3                              Cooperation of the Parties.  If either NeuRx or Neos becomes aware of any challenge by any Third Parties to the validity of any Licensed Patent or Neos Patent, it will notify the other Party in writing to that effect.  Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents under Section 9.2, at its own cost.  Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

9.4                              Infringement by Third Parties.

(a)                                 Notice.  If either NeuRx or Neos becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent or Neos Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Licensed Product, or the submission to a Party or a Regulatory Authority of an application for a product referencing a Licensed Product, or any declaratory judgment or equivalent action challenging any Licensed Patent or Neos Patent in connection with any such infringement (each, a “Product Infringement”), it will notify the other Party in writing to that effect.  Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party

(b)                                 Licensed Patents.

(i)                                    Subject to this Section 9.4(b), Neos shall have the first right, as between NeuRx and Neos, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Licensed Patents or any Joint Patents, at its own expense and by counsel of its own choice.  NeuRx may, at its own expense, be represented in any such action by counsel of its own choice.  If Neos decides not to enforce the Licensed Patents or Joint Patents against such Product Infringement or does not bring such legal action or otherwise take commercially reasonable action to abate such Product Infringement before the earlier of: (A) one hundred eighty (180) days following the notice of alleged infringement or declaratory judgment or (B) ten (10) Business Days before the time limit, if any, set forth under Applicable Law for the filing of such actions, whichever comes first, NeuRx shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Neos may, at its own expense, be represented in any such action by counsel of its own choice.

(ii)                                Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Licensed Patents or Joint Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining recovery relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that Neos brought and controlled such action or proceeding, such remaining recovery shall be deemed to be Net Sales subject to royalty payments to NeuRx in accordance with the royalty provisions of Section 8.3.

(c)                                  Neos Patents.  Neos shall have the sole right, as between NeuRx and Neos, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Neos Patents at its own expense and by counsel of its own choice.  Any recovery or damages realized as a result of such action or proceeding by Neos with respect to Neos Patents in the Territory shall be used first to reimburse Neos’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining recovery relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by Neos.

(d)                                 Cooperation.  In the event a Party brings an action in accordance with this Section 9.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

(e)                                  Other Infringement.  NeuRx shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Licensed Patent that is not a Product Infringement.  Neos shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Neos Patent that is not a Product Infringement

9.5                              Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the Manufacture, Development, or Commercialization of the Licensed Compound or any Licensed Product infringes or may infringe the intellectual property rights of a Third Party.  If a Third Party asserts that any of its Patents or other rights are infringed by the Manufacture, Commercialization or Development by Neos or its Affiliates of the Licensed Compound or any Licensed Product in a particular country in the Territory (a “Third Party Infringement Claim”), Neos shall have the right, but not the obligation, to defend against any such assertions at its sole cost and expense; provided, however that Neos shall have the right to deduct from any royalties owed under Section 8.3 to NeuRx with respect to the Licensed Compound or any Licensed Product which is the subject of such claim for a given Calendar Quarter fifty percent (50%) of any out-of-pocket costs incurred by Neos in defending any such Third Party Infringement Claim during such Calendar Quarter, unless such Third Party infringement claim is solely based on the practice by Neos or its Affiliates of one or more inventions which are not covered or claimed by any Licensed Patent. NeuRx shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by Neos in defending such action.  Neos will reimburse all reasonable, out-of-pocket costs incurred in connection with such requested cooperation.  To the extent Neos obtains any recovery from such Third Party as a result of any counter-claim brought against such Third Party, such recovery shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding (including payment to NeuRx of the amounts offset from its royalty payments, if any, as provided above), and any remaining recovery relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by Neos and be deemed Net Sales subject to royalty payments to NeuRx in accordance with the royalty provisions of Section 8.3.

9.6                              Consent for Settlement.  Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 9 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably conditioned, withheld, or delayed.

9.7                              Patent Marking.  Neos shall mark and ensure that its Affiliates mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

9.8                              Patent Extensions.  Neos shall have sole decision-making authority regarding, and NeuRx shall cooperate with Neos in obtaining, patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents and Neos Patents in any country in the Territory where applicable.  Neos shall file for such extensions at Neos’s sole cost and expense.

9.9                              Trademarks.  Neos shall own and be responsible for all trademarks, trade names, branding or logos related to Licensed Products in the Field in the Territory.  Neos shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at Neos’s sole cost and expense.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1                       Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                 Existence.  As of the Effective Date, it is a limited liability company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized.

(b)                                 Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.2                       Additional Representations and Warranties of NeuRx.  NeuRx represents and warrants and, as applicable, covenants to Neos as follows, as of the Effective Date:

(a)                                 Title; Encumbrances.  NeuRx is the sole owner of the entire right, title and interest in and to all Patents and other intellectual property rights within the Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind.  NeuRx has the full and legal right and authority to license to Neos the Licensed Technology;

(b)                                 Exhibit A; Know-How.  Exhibit A accurately identifies all Patents owned or Controlled by NeuRx as of the Effective Date that claim or Cover any Licensed Compound or Licensed Product, or the manufacture, use, offer for sale, sale or import of any Licensed Compound or Licensed Product, and there is no Know-How owned or Controlled by NeuRx or any of its Affiliates that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of any Licensed Compound or Licensed Product that is not within the Licensed Know-How;

(c)                                  Notice of Infringement or Misappropriation.  As of the Effective Date, it has not received any written notice from any Third Party asserting or alleging, nor does NeuRx have any knowledge of any basis for such assertion or allegation, that any research, manufacture or development of the Licensed Compound or Licensed Products by NeuRx prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(d)                                 No Conflicts.  NeuRx has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Neos under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Neos under this Agreement, or that would otherwise materially conflict with or adversely affect Neos’s rights under this Agreement.

(e)                                  Third Party Technology.  To NeuRx’s knowledge, (i) the Manufacture, Development and Commercialization of the Licensed Compound or Licensed Products will not infringe any intellectual property rights of a Third Party, and (ii) there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the Manufacture, Development or Commercialization of the Licensed Compound or Licensed Products;

(f)                                   Third Party Infringement.  To NeuRx’s knowledge, no Third Party is infringing or has infringed any Licensed Patents or has misappropriated any Licensed Know-How;

(g)                                 No Proceeding.  There are no pending, and to NeuRx’s knowledge, no threatened, adverse actions, suits or proceedings against NeuRx involving the Licensed Technology, Licensed Compound or Licensed Products;

(h)                                 Validity and Enforceability.  NeuRx is not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of any Licensed Patent; and

(i)                                    Disclosure.  NeuRx has made available to Neos all material written information in NeuRx’s possession or Control as of the Effective Date relating to the Licensed Compound or Licensed Products, and all such information provided by NeuRx is true and correct.

10.3                       Mutual Covenants.

(a)                                 No Debarment.  Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to the Licensed Compound or any Licensed

Product.  If either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(b)                                 Compliance.  Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

10.4                       Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION

11.1                       Indemnification by NeuRx.  NeuRx shall defend, indemnify, and hold Neos and its Affiliates and their respective officers, directors, employees, and agents (the “Neos Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Neos Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such Neos Indemnitee to the extent arising from or based on (a) NeuRx’s performance of the activities allocated to NeuRx under the Development Plan, (b) the breach of any of NeuRx’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of NeuRx, its Affiliates, or the officers, directors, employees, or agents of NeuRx or its Affiliates.  The foregoing indemnity obligation shall not apply to the extent that (i) the Neos Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and NeuRx’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity for which  Neos is obligated to indemnify the NeuRx Indemnitees pursuant to Section 11.2.

11.2                       Indemnification by Neos.  Neos shall defend, indemnify, and hold NeuRx and its Affiliates and their respective officers, directors, employees, and agents (the “NeuRx

Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such NeuRx Indemnitees, resulting from any Claims against such NeuRx Indemnitee to the extent arising from or based on (a) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of Neos or its Affiliates or Sublicensees, (b) the breach of any of Neos’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of Neos, its Affiliates, or the officers, directors, employees, or agents of Neos or its Affiliates or Sublicensees.  The foregoing indemnity obligation shall not apply to the extent that (i) the NeuRx Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Neos’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity for which NeuRx is obligated to indemnify the Neos Indemnitees pursuant to Section 11.1.

11.3                       Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4                       Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2 OR DAMAGES AVAILABLE FOR BREACHES OF ARTICLE 12.

11.5                       Insurance.  Each Party shall procure and maintain insurance adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  The insurance maintained by a Party shall include clinical and/or product liability insurance at all times during which any Licensed Product is being clinically tested in human subjects by either Party or commercially distributed or sold by either Party and for the three (3) year period thereafter. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

ARTICLE 12
CONFIDENTIALITY

12.1                       Confidentiality.  Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)                                 was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)                                  was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

Notwithstanding the definition of “Confidential Information” in Section 1.12, all Product Data, whether generated by one or both Parties, shall be deemed the Confidential Information of Neos.

12.2                       Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)                                 such disclosure is reasonably necessary (i) for filing or prosecuting Patents as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (iii) for

prosecuting or defending litigation as contemplated by this Agreement;

(b)                                 such disclosure is reasonably necessary to its employees, agents, directors, consultants, contractors, legal advisors, accountants, financial advisors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)                                  such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or

(d)                                 such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3                       Technical Publication.  NeuRx may not publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of any data or results of studies carried out with respect to the Licensed Compound or any Licensed Product, or otherwise pertaining to the Licensed Compound or any Licensed Product, without the prior written consent of Neos.   NeuRx represents and warrants that it does not have any data, results, or publications relating to the Licensed Compound or any Licensed Product currently under review that may be published or otherwise publicly disclosed after the Effective Date. Neos shall have the right to publish and give presentations on its Development, Commercialization or other exploitation of the Licensed Products.

12.4                       Publicity; Terms of Agreement.

(a)                                 The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.4.

(b)                                 The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit D which shall be issued on or promptly after the Effective Date.

(c)                                  After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release, quarterly or annual report, or other governmental filing required by Applicable Law (including, subject to subsection (d) below, pursuant to requirements of the SEC (as defined below)), the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor.  Each such press release shall contain appropriate references to the other Party if so requested.  In addition, NeuRx shall have the right to issue press releases announcing the achievement of milestones under Section 8.2 upon Neos’s prior written consent, not to be unreasonably withheld or delayed.  A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review.  Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.4(c), provided such information remains accurate as of such time.

(d)                                 The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission (“SEC”) or other Governmental Authorities.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

(e)                                  No disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as set forth in this Section 12.4 or as otherwise may be required by Applicable Law.

12.5                       Reporting of Financial Information.  From and after the Effective Date, to the extent required by the SEC (or equivalent foreign agency) in connection with a Party or an Affiliate of a Party registering securities in a public offering, the other Party shall (a) cooperate with the registering Party or its Affiliates and their respective accountants and auditors by providing access to information, books, and records related to the Licensed Compound or Licensed Products as the registering Party may reasonably request in connection with the preparation by the registering Party or its Affiliates of historical and pro forma financial statements related to the Licensed Compound or Licensed Products as may be required to be included in any filing made by the registering Party or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X and (b) without limiting the foregoing, shall provide the registering Party with such information as is required for the registering Party or its Affiliates to prepare audited “carve out” financial statements related to the Licensed Compound or Licensed Products, for the two (2) Calendar Years prior to the Effective Date (or such shorter period as agreed to by the registering Party) and information requested by the registering Party and reasonably necessary to prepare any applicable pro forma financial information required to be filed by the registering Party with the SEC.

ARTICLE 13
TERM AND TERMINATION

13.1                       Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”).  Upon the expiration of the Royalty Term for a Licensed Product in a particular country (but not in the case of an early termination of this Agreement), the licenses granted by NeuRx to Neos under Section 2.1(a) with respect to such Licensed Product and such country shall become fully-paid, royalty free and exclusive.

13.2                       Termination by Neos for Convenience.  Neos may terminate this Agreement in its entirety for any or no reason upon ninety (90) days written notice to NeuRx.  Any termination by Neos pursuant to this Section 13.2 that occurs prior to Initiation of a Phase 3 Clinical Trial of a Licensed Product shall be deemed a “Pre-Phase 3 Termination for Convenience”, and the effects of termination set forth in Section 13.4(a) shall apply to such termination event.  Any termination by Neos pursuant to this Section 13.2 that occurs after Initiation of a Phase 3 Clinical Trial of a Licensed Product shall be deemed a “Post-Phase 3 Termination for Convenience”, and the effects of termination set forth in Section 13.4(b) shall apply to such termination event.

13.3                       Termination by Either Party for Breach.

(a)                                 Breach.  Subject to Section 13.3(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) from the date of such notice.  Any termination by NeuRx pursuant to this Section 13.3 that occurs prior to Initiation of a Phase 3 Clinical Trial of a Licensed Product and wherein a conclusive determination of material breach by Neos has taken place shall be deemed a “Pre-Phase 3 Termination for Material Breach”, and the effects of termination set forth in Section 13.4(a) shall apply to such termination event. Any termination by NeuRx pursuant to this Section 13.3 that occurs after Initiation of a Phase 3 Clinical Trial of a Licensed Product and wherein a conclusive determination of material breach by Neos has taken place shall be deemed a “Post-Phase 3 Termination for Material Breach”, and the effects of termination set forth in Section 13.4(b) shall apply to such termination event. With respect to any termination by Neos pursuant to this Section 13.3, the effects of termination set forth in Section 13.4(b) shall apply.

(b)                                 Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within the applicable notice period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within sixty (60) days (or thirty (30) days in the case of a breach of a payment obligation, with the cure payment to include all interest accrued from the date of the original payment due date) following such arbitrator’s decision.  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                                  Termination on Abandonment of Development and Commercialization Efforts.  In the event Neos determines to cease its efforts for Development and Commercialization of any Licensed Product, it shall provide written notice of such action to NeuRx, and NeuRx may thereafter terminate this Agreement solely with respect to such Licensed Product, upon written notice to Neos, and the following the effects of termination shall apply: (i) in the event that Neos has not Initiated a Phase 3 Clinical Trial of such Licensed Product as of the effective date of termination, the effects of termination set forth in Section 13.4(a) shall apply (with such termination event being treated as a Pre-Phase 3 Termination for Convenience by Neos), and (ii) in the event that Neos has Initiated a Phase 3 Clinical Trial of such Licensed Product as of the effective date of termination, the effects of termination set forth in Section 13.4(b) shall apply (with such termination event being treated as a Post-Phase 3 Termination for Convenience by Neos).

13.4                       Effects of Termination.

(a)                                 Pre-Phase 3 Termination for Convenience by Neos or Pre-Phase 3 Termination for Material Breach by NeuRx. Upon any Pre-Phase 3 Termination for Convenience by Neos pursuant to Section 13.2 or Pre-Phase 3 Termination for Material Breach by NeuRx pursuant to Section 13.3(a), the following consequences shall apply and shall be effective as of the effective date of such termination (provided that, if such termination relates solely to a Licensed Product, and not to this Agreement in its entirety, then such consequences shall apply solely with respect to such Licensed Product):

(i)                                    Neos hereby grants to NeuRx, effective only upon such termination and upon request of NeuRx, an exclusive, worldwide perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Neos Patents, to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export, and otherwise Commercialize Licensed Products in the Field (but solely to the extent that such Licensed Products were in Development by Neos, its Affiliates or Sublicensees immediately prior to the effective date of such termination) (such Licensed Product, a “Reverted Product”); provided that, in the event of a Pre-Phase 3 Termination for Material Breach by NeuRx, the Parties shall negotiate in good faith economic terms payable to Neos in connection with such license grant to NeuRx. For clarity, NeuRx shall be solely responsible for the payment of any monies payable to a Third Party for rights to intellectual property included in Neos Patents based upon the Development, Manufacture or Commercialization of Reverted Products in the Field by NeuRx, its Affiliates or licensees.

(ii)                                Neos shall assign to NeuRx all Regulatory Documentation and Regulatory Approvals for any Reverted Product;

(iii)                            Neos shall, and hereby does, effective on such termination, assign to NeuRx all of Neos’s and its Affiliates’ right, title and interest in and to any and all trademarks used by Neos and its Affiliates in the Territory in connection with its Development, Manufacture or Commercialization of Reverted Products (excluding any such trademarks that include, in whole or part, any corporate name or logo of Neos or its Affiliates), including all goodwill therein, and Neos shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment;

(iv)                             Neos’s licenses under Section 2.1 shall terminate;

(v)                                 As between the Parties, NeuRx shall have the sole right to conduct any future Development, Manufacture and Commercialization of Licensed Products in the Field, at its sole cost and expense; and

(vi)                             Neos shall return to NeuRx or destroy, at NeuRx’s election, all Confidential Information of NeuRx; provided, however, that Neos may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and Neos shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems.

(b)                                 Post-Phase 3 Termination for Convenience by Neos, Post-Phase 3 Termination for Material Breach by NeuRx or Termination by Neos for NeuRx’s Material Breach. Upon any Post-Phase 3 Termination for Convenience by Neos pursuant to Section 13.2, Post-Phase 3 Termination for Material Breach by NeuRx pursuant to Section 13.3 or termination by Neos for NeuRx’s material breach pursuant to Section 13.3, the following consequences shall apply and shall be effective as of the effective date of such termination (provided that, if such termination relates solely to a Licensed Product, and not to this Agreement in its entirety, then such consequences shall apply solely with respect to such Licensed Product):

(i)                                    Neos’s licenses under Section 2.1 shall terminate;

(ii)                                Neos shall return to NeuRx or destroy, at NeuRx’s election, all Confidential Information of NeuRx; provided, however, that Neos may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and Neos shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems; and

(iii)                            The Parties shall negotiate in good faith for up to one hundred and eighty  (180) days appropriate terms (for clarity, without any obligation for either Party to enter into an agreement based on such negotiation) for (A) Neos to grant to NeuRx, effective only upon such termination and upon mutual agreement of the Parties with respect to such terms, an exclusive, worldwide perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Neos Patents, to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise Commercialize Reverted Products in the Field (provided that, any such license agreement shall (x) include reasonable and customary economic terms payable to Neos in connection with such license grant to NeuRx; and (y) require NeuRx to be solely responsible for the payment of any monies payable to a Third Party for rights to intellectual property included in Neos Patents based upon the Development, Manufacture or Commercialization of Reverted Products in the Field by NeuRx, its Affiliates or licensees) and (B) Neos to assign to NeuRx all Regulatory Documentation and Regulatory Approvals for any Reverted Products; and

(iv)                             As between the Parties, NeuRx shall have the sole right to conduct any future Development, Manufacture and Commercialization of Licensed Products in the Field, at its sole cost and expense.

13.5                       Survival.

(a)                                 Terms of Agreement.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the provisions of Section 8.5 (Exchange Rate; Manner and Place of Payment), Section 8.6 (Late Payments), Section 8.8 (Taxes), Section 9.1 (Ownership), Section 10.4 (Disclaimer), Section 13.4 (Effects of Termination), Section 13.5 (Survival), Article 1 (Definitions; as applicable), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) hereof, shall survive the expiration or termination of this Agreement.

(b)                                 Sublicense Rights.  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by NeuRx pursuant to Section 13.3, any Sublicense in effect as of such time shall survive such termination or reversion, provided that (i) such Sublicensee is in good standing at the time of such termination, (ii) there is no uncured breach by either party to the Sublicense; and (ii) such Sublicensee agrees in writing to be bound by all the terms and conditions of this Agreement that are applicable to such Sublicensee including, without limitation, rendering directly to NeuRx all payments and other obligations due to NeuRx related to such Sublicense and provided that in such case NeuRx shall not be obligated to perform any greater obligations than those set forth in this Agreement, as they relate to such Sublicensee.

13.6                       Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 14
DISPUTE RESOLUTION

14.1                       Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from the JSC), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Parties’ respective Executive Officers.  If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 14.2.

14.2                       Arbitration.  Any Dispute that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.10, shall be settled by binding arbitration administered by JAMS before one arbitrator pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein.  The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.  The arbitration will be conducted in Dallas, Texas and the Parties consent to the personal jurisdiction of the U.S. federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement.  The language to be used in the arbitral proceedings will be English.  Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

14.3                       Governing Law.  Resolution of all Disputes and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4                       Decision.  The arbitrator shall issue a reasoned opinion following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrator as provided for in Section 14.2.

14.5                       Award.  Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  If as to any issue the arbitrator should determine under the Applicable Law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing it finds is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also be entitled to award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in the Federal District Court in the Northern District of Texas and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

14.6                       Costs.  Except as set forth in Section 14.5, each Party shall bear its own legal fees.  The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

14.7                       Injunctive Relief.  Provided a Party has made a sufficient showing under the rules and standards set forth in the U.S. Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.   Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

14.8                       Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.9                       Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.10                Patent Disputes.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the Licensed Compound or a Licensed Product, or its manufacture, use, importation, offer for sale or sale, shall be submitted to a court of competent jurisdiction in the country in which such Patent rights were granted or arose.

ARTICLE 15
MISCELLANEOUS

15.1                       Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement; provided that, any Development Services Agreement entered into between the Parties in connection with this Agreement shall not be deemed superseded by, and shall not supersede, this Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2                       Rights in Bankruptcy.

(a)                                 All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby.  During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property.  Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above.  All rights of the Parties under this Section 15.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other Applicable Laws.  The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)                                 The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by Applicable Law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and Manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)                                  Any intellectual property provided pursuant to the provisions of this Section 15.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d)                                 Notwithstanding anything to the contrary in Article 9, in the event that NeuRx is the Bankrupt Party, Neos may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Licensed Patent licensed to Neos under this Agreement without being required to consult with NeuRx before taking any such actions, provided that such actions are consistent with this Agreement.

15.3                       Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, cyberattacks, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.4                       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to NeuRx:	NeuRx Pharmaceuticals LLC
15 Gazelle Field
San Antonio TX 78258
Attn: Srinivasan Venkateshawaran

With a copy to (which shall not constitute notice):	NeuRx Pharmaceuticals LLC
4936 Mile High Drie
Salt Lake City, UT 84124
Attn: Dinesh C. Patel

If to Neos:	Neos Therapeutics, Inc.
2940 N. Hwy 360, Suite 400
Grand Prairie, TX 75050
Attn: Chief Financial Officer

With a copy to (which shall not constitute notice):

And a copy to:
Cooley LLP

Reston Town Center
11951 Freedom Drive
14th Floor
Reston, VA 20190
Attn: Kenneth Krisko
Fax: 703-456-8100

15.5                       No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.6                       Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent: (a) to its Affiliates or (b) to a Third Party successor to substantially all of the assets, product(s) or business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets (including through a spin-off or product divestiture) or other transaction.  Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.

15.7                       Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.8                       Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9                       Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10                No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11                Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.12                Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement by their duly authorized officers as of the Effective Date.

NEOS THERAPEUTICS, INC.		NEURX PHARMACEUTICALS LLC

By:	/s/ Gerald W. McLaughlin	By:	/s/ Srinivasan Venkateshwaran
Name:	Gerald W. McLaughlin	Name:	Srinivasan Venkateshwaran, PhD
Title:	President and CEO	Title:	President and CEO

LIST OF EXHIBITS:

Exhibit A:	Licensed Patents as of the Effective Date

Exhibit B:	Licensed Compound

Exhibit C:	Initial Transfer Plan

Exhibit D:	Form of Joint Press Release

Exhibit A

Licensed Patents as of the Effective Date

NeuRx has two pending applications with the United States Patent Office shown below.

Patent Application #1:

Title	Methods for the Treatment of Sialorrhea
Application #	16/133,072
Filing Date	9/17/18
Publication #	N.A.

Patent Application #2:

Title	Methods for the Treatment of Sialorrhea
Application #	15/628,456
Filing Date	06/20/17
Publication #	US-2017-01281585-A1

Exhibit B

Licensed Compound

The chemical structure of NRX 101 is shown below.

Generic Name	N-desethyloxybutynin

Chemical Name	4-(ethylamino)but-2-ynyl 2-cyclohexyl-2-hydroxy-2-phenylacetate

Formula	C20H27NO3

Structure	(Hydrochloride Salt Form shown)

Exhibit C

Initial Transfer Plan

List of Documents to be Transferred:

1.              Human Liver Microsome Stability Study Report

2.              Liver Microsome Metabolic Profiling Study Report

3.              Single Dose Pharmacokinetic Study Report — including bioanalytical method development

4.              Pre-IND Meeting Request Letter

5.              Pre-IND Meeting Grant Letter

6.              Pre-IND Meeting Briefing Book

7.              Pre-IND Meeting Minutes

8.              Previous commercial assessments/market research

9.              List of vendors (and their roles) involved in the program to date

10.       All notes and information regarding any patent filings

11.       Any human bioanalytical method development work

Exhibit D

Form of Joint Press Release

Neos Therapeutics Licenses Pipeline Candidate for Treatment of Sialorrhea (Excessive Drooling)

Approximately 1.4 Million Patients in the U.S. with Neurological Diseases Battle Sialorrhea with Burdensome and Complex Treatment Options

Development Strategy Leverages Neos’ Modified-Release Microparticle, Drug Delivery Technology and R&D Expertise

Dallas and Fort Worth, TX, October 23, 2018 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a fully-integrated pharmaceutical company focused on developing, manufacturing, and commercializing innovative modified-release products using its proprietary microparticle, drug delivery technology, today announced that it has licensed NRX 101, a candidate for the treatment of sialorrhea (excessive salivation or drooling) from NeuRx Pharmaceuticals LLC.  This candidate will now be known as NT0501 and is a new chemical entity and a selective muscarinic receptor antagonist that will utilize Neos’ microparticle technology, which is used in the Company’s four on-market products.  NT0501 will be developed to address the significant unmet medical needs for the treatment of chronic sialorrhea in adult and pediatric patients with neurological conditions including cerebral palsy, Parkinson’s disease, mental retardation, and amyotrophic lateral sclerosis (ALS).

“We believe this product candidate could address the significant unmet clinical needs of patients with sialorrhea by offering a treatment that may provide an improved tolerability profile and more acceptable dosing regimen,” said Jerry McLaughlin, Chief Executive Officer of Neos.  “NT0501 is well suited for our modified-release microparticle, drug delivery technology and it is a strategic addition to our pipeline as we begin to explore opportunities beyond our current core focus in ADHD. This addition to our portfolio is an initial step in building a broader central nervous system-focused pipeline, including the opportunity to address symptoms associated with neurological disorders that exacerbate overall disease burden.  This licensing agreement also highlights the role Neos can play as the partner of choice for companies seeking formulation, clinical development, and commercial partnerships.”

“We believe NT0501 may significantly improve sialorrhea in patients with complex neurological diseases such as cerebral palsy, Parkinson’s disease, and ALS,” said Carolyn Sikes, PhD, Vice President of Clinical Affairs for Neos.  “Our goal is for NT0501 to allow these patients to avoid the physical complications of excessive drooling and overcome the isolation and stigma associated with this disorder, so they can lead more comfortable lives.  Physicians and caregivers for these patients are seeking new treatment options that offer an improved safety and tolerability profile and reduced dosing frequency over currently available therapies.”

NT0501 is N-desethyloxybutynin, an active metabolite of oxybutynin, an approved drug to treat a urological condition.  Neos plans to develop NT0501 as an oral treatment to reduce chronic sialorrhea in patients with neurological and other conditions associated with drooling and excessive salivation.  The development program for NT0501 is expected to benefit substantially from the ability to leverage existing preclinical data for the parent molecule.  NT0501 is preferentially selective for blocking muscarinic receptor subtypes predominant in salivary glands, resulting in reduced saliva production.  Based on its pharmacological profile, Neos expects a potentially improved tolerability profile for NT0501.  Moreover, the Neos technology is expected to provide an easy-to-swallow formulation that is dosed once or twice daily, with no complex titration required.

About Sialorrhea

In the US, more than 1.4 million patients with neurological disease — including those with cerebral palsy, Parkinson’s disease, mental retardation, ALS, and other central nervous system disorders — experience sialorrhea due to neuromuscular/sensory dysfunction.(1) Anatomic abnormalities and side effects from certain medications including anticonvulsants and antipsychotics can also cause excessive drooling.  Sialorrhea can lead to significant physical and psychosocial complications, including perioral chapping, dehydration, infection, foul odor, stigmatization, and increased dependency and level of care, all of which can create an additional burden for these medically complicated patients. Current anticholinergic agents are associated with treatment-limiting adverse events and require titration and dosing up to three times per day, presenting complexity and inconvenience to patients and caregivers.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a fully-integrated pharmaceutical company focused on developing, manufacturing, and commercializing innovative medicines utilizing its proprietary modified-release microparticle, drug delivery technology. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT™ (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are the first three branded, approved products using the Company’s modified-release microparticle, drug delivery technology. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(2), an extended-release oral suspension of hydrocodone and chlorpheniramine for the relief of cough and upper respiratory symptoms of a cold (see Full Prescribing Information, including Boxed WARNING).  Additional information about Neos is available at www.neostx.com.

About NeuRx Pharmaceuticals LLC

NeuRx Pharmaceuticals LLC, based in San Antonio, Texas, is a pharmaceutical company focused on building a pipeline of drug candidates in the CNS area and partnering the candidates with established pharmaceutical companies for development and commercialization.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the therapeutic potential, regulatory approval and commercialization of NT0501, our marketing plans, the therapeutic potential of our products, the strategic expansion of our product pipeline and commercial product portfolio and the research and development plan for our potential product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to maintain the license from NeuRx Pharmaceuticals LLC, our ability to obtain regulatory approval of NT0501, the inherent uncertainty of drug research and development, and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

References

(1)         Mozaffarian. AHA Circulation. 2016; Taylor. MMWR Surveill Summ. 2017; Laskowitz. CRC Press; 2016; Alhashemi. Neurosciences (Riyadh). 2010; Cohen. Int J Stroke. 2016; Maenner. Ann Epidemiol 2016; Marras. NPJ Parkinsons Dis. 2018; Kalf. J Neurol. 2009; Reid. Dev Med Child Neurol. 2012; McGrath Epidemiol Rev. 2008; 2015 Clozapine for Treating Schizophrenia — A comparison of the States; Maher. Ther Adv Psychopharmacol. 2016.

(2)         Tussionex® is a registered trademark of the UCB Group of Companies.

Contacts

Media

Jennifer Guinan

Sage Strategic Marketing

610.410.8111

jennifer@sagestrat.com

Investors

Richard Eisenstadt
Chief Financial Officer
Neos Therapeutics
972.408.1389
reisenstadt@neostx.com

Sarah McCabe
Stern Investor Relations, Inc.
212.362.1200
sarah@sternir.com